UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2012

NCR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	001-00395	31-0387920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3097 Satellite Blvd.,
Duluth, Georgia 30096
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (937) 445-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Incremental Credit Facility
On August 22, 2012, NCR Corporation (“NCR”) entered into an Incremental Facility Agreement with and among the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as the administrative agent (the “Incremental Facility Agreement”). The Incremental Facility Agreement relates to, and was entered into pursuant to, that certain Credit Agreement, dated as of August 22, 2011 and amended as of December 21, 2011, with and among the lenders party thereto and JPMCB, as the administrative agent (the “Original Credit Agreement”), as amended and restated as described below under the heading “Second Amendment to the Credit Agreement” (the "Amended and Restated Credit Agreement"). The Incremental Facility Agreement supplements the amounts available to NCR under the Amended and Restated Credit Agreement by $300,000,000 by establishing a $150,000,000 new tranche of term loan commitments and a $150,000,000 new tranche of revolving loan commitments, bringing the total sum available to NCR under the Amended and Restated Credit Agreement and the Incremental Facility Agreement to $1,700,000,000.
Any term loans made pursuant to the Incremental Facility Agreement will have terms and conditions identical to term loans under the Amended and Restated Credit Agreement except for the amortization schedule and maturity date. Such term loans will be due and payable on August 22, 2017. Repayment will occur on the last day of each March, June, September and December, beginning with March 31, 2014. Each payment will be $3,750,000, and the final payment due at maturity will be $97,500,000.
Revolving loans made pursuant to the Incremental Facility Agreement will have terms and conditions identical to revolving loans and other extensions of credit under the Amended and Restated Credit Agreement except for incremental fees and maturity date. Such revolving loans mature on August 22, 2017.
Second Amendment to the Credit Agreement
On August 22, 2012, NCR entered into a Second Amendment to the Original Credit Agreement with and among the lenders party thereto and JPMCB, as the administrative agent (the “Second Amendment”). Pursuant to the Second Amendment, the Original Credit Agreement was amended and restated in its entirety. Amendments to the Credit Agreement that were effected by the Second Amendment include the following:

•
Modification of the definition of “Consolidated EBITDA” to exclude one-time gains or losses associated with lump sums payments made to address pension and retirement obligations and to address a possible change by NCR to mark-to-market accounting for its pension and retirement plans.

•	Elimination of the requirement that NCR prepay outstanding loans with the proceeds of excess cash flow.

•	Modification of the leverage ratio, as follows, to reflect NCR's incurrence from time to time of new debt used to reduce NCR's unfunded pension liabilities:
NCR will not permit the leverage ratio on the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2011, to exceed:

(a)	the sum of (i) 3.50 and (ii) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR's unfunded pension liabilities, in the case of any fiscal quarter ending prior to December 31, 2013,

(b)
the sum of (i) 3.25 and (ii) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR's unfunded pension liabilities, in the case of any fiscal quarter ending on or after December 31, 2013 and prior to December 31, 2015, and

(c)	3.50 to 1.00, in the case of any fiscal quarter ending on or after December 31, 2015.

•
Modification of the limitation on investments covenant to remove restrictions on investments other than requirements relating to pro forma financial covenant compliance and an absence of default for material acquisitions.

Other Related Matters
The representations, warranties and covenants contained in the Second Amendment and Incremental Facility Agreement were made solely for purposes of such documents and as of specific dates, were solely for the benefit of the parties to the applicable documents, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Second Amendment and Incremental Facility Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders are not third-party beneficiaries under the Second Amendment or the Incremental Facility Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of NCR or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Second Amendment and/or the Incremental Facility Agreement, which subsequent information may or may not be fully reflected in NCR's public disclosures.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The disclosures of the material terms and conditions of the Second Amendment and the Incremental Facility Agreement contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

By:	/s/ Robert Fishman
Robert Fishman
Senior Vice President and Chief Financial Officer
Date: August 22, 2012